AMERICAN STOCK EXCHANGE
Equities Options ETFs

American Stock Exchange
86 Trinity Place
New York, NY 10006-1872

James P. Mollen
Director - Listing Qualifications
T 212 306 2391
F 212 306 5359
james.mollen@amex.com

May 12, 2005

Mr. Richard A. Magid
Chief Executive Officer & Chief Financial Officer
Natural Golf Corporation
431 Lakeview Court, Suite B
Mount Prospect, IL 60056

Dear Mr. Magid:

Enclosed is a copy of the Exchange's application to strike Natural Golf Corporation's common stock, $0.01 par value, from listing and registration, which was filed today with the Securities and Exchange Commission.

Very truly yours,

James Mollen

Enclosure

FEDEX

BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

Application to Strike

In the Matter of
Natural Golf Corporation
Common Stock, $0.01 Par Value

From

Listing and Registration

The American Stock Exchange LLC (the "Exchange" or "Amex"), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(c) promulgated thereunder by the Securities and Exchange Commission (the "SEC" or the "Commission"), makes application to the Commission to strike from listing and registration on the Exchange, effective at the opening of the trading session on May 25, 2005, the following:

NATURAL GOLF CORPORATION
Common Stock, $0.01 Par Value

1. The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with Section 1003 (a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired.

2. The common stock of Natural Golf Corporation (the "Company") does not qualify for continued listing because, for the three-month period ended February 28, 2005, the Company reported a stockholders' deficit of $1,325,463, a working capital deficit of $1,569,965, an accumulated deficit of $26,317,520 and a cash position of $400. Additionally, the Company disclosed that subsequent to February 28, 2005, it had entered into discussions for a transaction that would involve the disposition of substantially all of its assets in a re-organization under Chapter 11 of the Federal bankruptcy laws.

3. In reviewing the eligibility of the Company's common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

   (a) By letter dated April 13, 2005, in accordance with Section 1009 of the Company Guide, the Company was advised of its status in relation to the standards of the Exchange and offered an opportunity to submit a business plan in support of continued listing. The Exchange's letter advised that the Company would need to regain compliance with the Exchange's continued listing standards within 90 days of that date.

(b) The Company did not submit a business plan by the required date, April 28, 2005.

(c) In accordance with Section 1009 of the Company Guide, the Exchange determined that the Company's common stock did not qualify for continued listing. This determination, along with the Company's right to appeal, was communicated to the Company by letter dated May 2, 2005.

(d) The Company did not appeal the Exchange's determination within the requisite time period or thereafter.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4. In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5. The Exchange official whose signature is set forth below is duly authorized to file this application.

6. In accordance with the provisions of Rule 12d2-2, a copy of this application has been forwarded to Mr. Richard Magid, Chief Executive Officer and Chief Financial Officer of the Company.

AMERICAN STOCK EXCHANGE LLC

By ______________________

Dennis J. Meekins
Vice President – Listing Qualifications

New York, NY
May 12, 2005